Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
Riviana Foods Inc.
at
$25.75 Net Per Share
by
Ebro Puleva Partners G.P.,
a direct and indirect wholly-owned subsidiary of
Ebro Puleva S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 2004 UNLESS THE OFFER IS EXTENDED.

July 30, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by Ebro Puleva Partners G.P. (“Purchaser”), a Delaware general partnership and a direct and indirect wholly-owned subsidiary of Ebro Puleva S.A. (“Parent”), a sociedad anónima organized under the laws of Spain, to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $1.00 per share (the “Common Stock” or the “Shares”), of Riviana Foods Inc. (“Riviana”), a Delaware corporation, at a purchase price of $25.75 per Share (the “Share Price”), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 30, 2004 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

      The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when added to any Shares then owned by Parent and Purchaser, represents at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding securities of Riviana entitled to vote generally in the election of directors or in a merger, determined on a fully diluted basis (subject to certain circumstances under which Parent may, with the consent of Riviana, lower such condition to a majority) and (2) the expiration or termination of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other requisite waiting periods (or extensions thereof) under other applicable antitrust laws and regulations (if any). The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 15 and 16 of the Offer to Purchase.

      For your information and to forward to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated July 30, 2004;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);

3. The Letter to Stockholders, dated July 30, 2004 from the Chairman of the Board of Directors Riviana accompanied by Riviana’s Solicitation/ Recommendation Statement on Schedule 14D-9;

4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. A return envelope addressed to The Bank of New York (the “Depositary”).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 2004 UNLESS THE OFFER IS EXTENDED.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 23, 2004 (the “Merger Agreement”), by and among Parent, Purchaser and Riviana. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser. Following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Riviana (the “Merger”), with Riviana surviving as a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by stockholders of Riviana (“Stockholders”) who have properly exercised their appraisal rights under Delaware law, Shares held by Riviana and Shares held by Parent or any subsidiary of Parent) will be converted at the effective time of the Merger into the right to receive an amount in cash equal to the price per Share paid in the Offer, without interest thereon and less any required withholding taxes. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer prior to the Expiration Date (including, if the Offer is extended or amended, as required or permitted by the Merger Agreement, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered prior to the Expiration Date and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer.

      Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) share certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, pursuant to the procedures described in Section 2 of the Offer to Purchase, (2) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering Stockholders may be paid at different times, depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

      Parent and Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Parent will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding the enclosed materials to their customers.

      Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

      In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

      If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 2 of the Offer to Purchase.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson Shareholder Communications Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF PURCHASER, PARENT, RIVIANA, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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